Exhibit 99.9

CONSENT OF PERSON TO BE NAMED AS A DIRECTOR

As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-4 (together with any amendments or supplements, the “Registration Statement”), filed by Carey Watermark Investors Incorporated and Carey Watermark Investors 2 Incorporated (“CWI 2”) with the Securities and Exchange Commission, as a person who has agreed to serve as a director of CWI 2 beginning immediately after the completion of the merger as described in the Registration Statement and to including his or her biographical information in the Registration Statement.

/s/ Simon M. Turner
Name:	Simon M. Turner
Date:	January 10, 2020